PricewaterhouseCoopers LLP
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Report of Independent Accountants
To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion concerning the mortgage division of Bank of America, N.A.'s (the "Company"), an operating division of Bank of America, N.A.,compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit 1). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures aS we considered necessary in the circumstances.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

March 11,2005


/s/ Pricewaterhouse Coopers LLP
PriceWaterhouse Coopers LLP


Exhibit I

Bank of America
475 CrossPoint Parkway
P0 B0x 9000
Getzaville, NY 14068

Management's Assertion Concerning Compliance with USAP MInimum Servicing Standards

March 11,2005

As of and for the year ended December 31, 2004, Bank of America, N.A.
(the "Company"). has complied in all material respects with the minimum servicing standards set forth in the Mottgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissionS policy in the amounts of $325,000,000 and $180,000,000, respectively.

/s/Floyd S. Robinson
Floyd S. Robinson
Senior Vice President
President Consumer Real Estate
Bank of America, N.A.

/s/ Mike Kula
Mike Kula
Senior Vice President
Finance Executive
Bank Of America, N.A.

/s/J. Mark Hanson
J.Mark Hanson
Senior Vice President
Bank Of America, N.A.

/s/ H. Randall Chestnut
H. Randall Chestnut
Senior Vice President
Bank of America, N.A.

/s/ Robert Caruso
Robert Caruso
Senior Vice President
National Servicing Executive
Bank of America, N.A.